EXHIBIT 15



June 18, 1999


Berkshire Energy Resources
115 Cheshire Road
Pittsfield, Massachusetts 01201


We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Berkshire Energy Resources (as successor to The Berkshire Gas Company) for the periods ended September 30, 1998 and 1997, December 31, 1998 and 1997, and March 31, 1999 and 1998, as indicated in our reports dated November 5, 1998, February 8, 1999, and May 10, 1999; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which are included in your Quarterly Reports on Form 10-Q for the quarters ended September 30, 1998, December 31, 1998 and March 31, 1999 are incorporated by reference in Post-Effective Amendment No. 2 to Registration Statement No. 333-67097 for the Share Owner Dividend Reinvestment and Stock Purchase Plan of Berkshire Energy Resources on Form S-3.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
Hartford, Connecticut